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                                                                   EXHIBIT (23)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Lucent Technologies Inc. on Form S-3 (File No. 333-01223), and Forms S-8 (File No.'s 333-45253, 333-64525, 333-46589, 333-52799, 333-52805, 333-56133,
333-08775, 333-37041, 333-33943, 333-18975, 333-18977, 333-08783, 333-72425,
333-23043, and 333-42475), of our reports, dated October 21, 1998, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries at September 30, 1998 and 1997 and for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, which reports are included in this Form 10-K/A #1.




PricewaterhouseCoopers LLP





New York, New York
May 17, 1999